Exhibit 99.1
Arq Reports First Quarter 2026 Results
Generated revenue of approximately $29 million
Reported Adjusted EBITDA(1) of approximately $3 million
GAC strategic optimization review ongoing with initial results expected by Q3 2026
GREENWOOD VILLAGE, Colo., May 6, 2026 - GlobeNewswire - Arq, Inc. (NASDAQ: ARQ) (the "Company" or "Arq"), a producer of activated carbon and other environmentally efficient carbon products for use in purification and sustainable materials, today announced its financial and operating results for the quarter ended March 31, 2026.
Financial Highlights
•Generated revenue of $29.1 million in Q1 2026 versus $27.2 million in Q1 2025, driven by increased sales volumes partially offset by decreased pricing caused by product mix
•Gross margin of 34.2% in Q1 2026 versus 36.4% in Q1 2025, driven by decreases in pricing caused by product mix, an inventory revaluation charge and other costs, partially offset by increased sales volumes
•Reported Net loss of $0.8 million in Q1 2026 vs. Net income of $0.2 million in Q1 2025
•Adjusted EBITDA(1) of $2.7 million in Q1 2026 vs. $4.1 million in Q1 2025, driven by factors outlined above
•Adjusted EBITDA for Q1 2026 included the negative impact of $0.8 million non-cash inventory revaluation charge for inventory produced in 2025
•Exited Q1 2026 with cash and restricted cash of $15.9 million, including $11.2 million in restricted cash
•Reaffirmed full year 2026 guidance of revenue between $120 - $125 million and Adjusted EBITDA of $17 - $20 million
(1) Adjusted EBITDA is a non-GAAP financial measure. Please refer to the paragraph titled “Non-GAAP Measures” for the definitions of non-GAAP financial measures and reconciliations to GAAP measures included in this press release.
Recent Business & Other Highlights
•Successfully completed biennial plant turnaround and maintenance (TAR) under budget in April 2026
•Advanced GAC optimization review process with a well-regarded engineering firm and a new equipment design firm
•Progressed asphalt testing with leading U.S. asphalt company, with Corbin wetcake demonstrating differentiated performance characteristics and advancing to small in-field paving tests
•Board and management team ownership increased to more than 20% of the company following meaningful recent purchases
Strategic Optimization Update
Arq’s strategic optimization review remains ongoing as the Company evaluates the most practical path to economically attractive GAC production. Arq continues to work in combination with both an equipment and an engineering firm to further refine process design, capital requirements, and timing. Both firms were selected following extensive diligence to validate their independence, capabilities, and relevant industry expertise. In parallel, the Company is evaluating incremental activated carbon growth alternatives, such as adding reactivation or acid washing capacity, to ensure we are prioritizing the highest-return opportunities. The Company's current goal is to complete the strategic optimization review and have a go-forward GAC strategy in place by Q3 2026.
GAC market fundamentals remain strong and continue to support a favorable pricing environment. The Company is also engaged in active discussions with multiple parties regarding potential opportunities to monetize its Corbin Facility and related technologies. In asphalt, testing with a leading U.S. partner continues to progress, with Corbin wetcake demonstrating differentiated performance characteristics and the work advancing to small-scale in-field paving trials.
Management Commentary
“The first quarter provided a solid foundation for the year ahead and underscored the continued transformation of our PAC business," said Bob Rasmus, CEO of Arq. "Sales increased year-over-year, and gross margins in January and February were exceptionally strong reflecting a business no longer carrying the full burden of GAC production costs. While a March inventory revaluation charge and the carry-over of the remaining GAC costs impacted reported results, underlying performance in the first two months reflects a clear normalization of margins. We also completed our biennial plant maintenance in April ahead of time and under budget. We remain confident in reiterating our full year 2026 guidance of revenue between $120 - $125 million and Adjusted EBITDA of $17 - $20 million.”
Mr. Rasmus continued, “Our GAC optimization review remains underway with two design partners. While we are moving with urgency, we want to take the time necessary to deliver a functional design, a construction and production time frame and a fully costed plan. That work includes evaluating the project’s return profile, the most appropriate funding approach, and potential incremental growth opportunities, including additional reactivation or acid washing capacity at our existing Red River facilities. More broadly, GAC market fundamentals remain highly attractive as the EPA's April 2027 PFAS monitoring deadline approaches. At the same time, our PAC business has evolved into a consistently growing and meaningfully profitable platform with further upside through pricing in higher-value markets, and we continue to make encouraging progress in discussions around our Corbin asset, particularly in asphalt applications."
Mr. Rasmus concluded, “Taken together, we believe we have a profitable core business, multiple compelling avenues for growth, and a clear responsibility to pursue those opportunities in a manner that maximizes shareholder value. We are more aligned with shareholders than ever, with our Board and management team now collectively owning more than 20% of the Company following meaningful recent share purchases. We believe that alignment is important and reflects our confidence in the business, our strategy, and the opportunities ahead.”
First Quarter 2026 Results
Revenue totaled $29.1 million for the first quarter of 2026, reflecting an increase of 7% compared to $27.2 million in the prior year period. The increase was driven predominantly by enhanced sales volumes.
Cost of revenue totaled $19.1 million for the first quarter of 2026, an increase of approximately 10% compared to $17.3 million in the prior year period. This increase was primarily driven by $1.1 million of costs associated with additional chemical sales, $0.8 million of non-cash inventory revaluation and certain GAC carry-costs described above.
Gross margin totaled 34.2% for the first quarter of 2026, compared to 36.4% in the prior year period. The reduction in gross margin was primarily driven by decreases in pricing caused by product mix, the inventory revaluation noted previously, and trailing costs subsequent to pausing production at our GAC facility, partially offset by increased sales volumes.
Selling, general and administrative expenses totaled $7.4 million, compared to $6.1 million in the prior year period. The increase was primarily driven by increases in insurance, recruiting and legal fees.
Research and development costs remained flat for the first quarter of 2026 compared to the first quarter of 2025.
Operating loss was $1.0 million for the first quarter of 2026, compared to operating income of $0.7 million in the prior year period. Net loss was $0.8 million in the first quarter of 2026, or $0.02 per diluted share, compared to net income of $0.2 million in the prior year period. The reduction in both cases was driven by the factors above.
Adjusted EBITDA was $2.7 million for the first quarter of 2026, compared to Adjusted EBITDA of $4.1 million in the prior year period. The reduction was primarily driven by lower net income in the current year period.
See note below regarding the use of the non-GAAP financial measure Adjusted EBITDA and a reconciliation to the most comparable GAAP financial measure.

Capex and Balance Sheet
Capital expenditures totaled $0.7 million for the first quarter of 2026, compared to $3.7 million in the prior year period. The decrease was driven by increased spend on completion and commissioning of the GAC facility during the first quarter of 2025.
Cash as of March 31, 2026, totaled $15.9 million, including $11.2 million of restricted cash, compared to $15.0 million as of December 31, 2025.
Total debt, inclusive of financing leases, as of March 31, 2026, totaled $30.2 million compared to $28.5 million as of December 31, 2025. The increase was driven primarily by increased borrowings on the Company’s revolving credit facility with MidCap Financial, which totaled $20.9 million as of March 31, 2026.
Conference Call and Webcast Information
Arq will host a conference call to discuss the Company's financial performance on Thursday, May 7, 2026 at 8:30 a.m. Eastern Time. The conference call webcast information will be available via the Investor Resources section of Arq's website at www.arq.com. Interested parties may participate in the conference call by registering at https://www.webcast-eqs.com/arq2026q1. Alternatively, the live conference call may be accessed by dialing (800) 431-2204 or +1 (438) 792-9840 and referencing Arq.
A supplemental investor presentation will be available on the Company's Investor Resources section of the website prior to the start of the conference call. A replay of the event will be made available shortly after the event and accessible via the same webcast link referenced above. Alternatively, the replay may be accessed by dialing (877) 660-6853 or (201) 612-7415 and entering Access ID 13760084. The dial-in replay will expire after May 14, 2026.
About Arq
Arq (NASDAQ: ARQ) is a diversified, environmental technology company with products that enable a cleaner and safer planet while actively reducing our environmental impact. As the only vertically integrated producer of activated carbon products in North America, we deliver a reliable domestic supply of innovative, hard-to-source, high-demand products. We apply our extensive expertise to develop groundbreaking solutions to remove harmful chemicals and pollutants from water, land and air. Learn more at: www.arq.com.
Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. When used in this press release, the words “can,” “will,” "may," “intends,” “expects,” "continuing," “believes,” similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. All statements that address activities, events or developments that the Company intends, expects or believes may occur in the future are forward-looking statements. These forward-looking statements include, but are not limited to, statements or expectations regarding: the future of our GAC Facility and Corbin Facility and the anticipated timing, results, and conclusions of our GAC business optimization review and the actions we may take upon the completion of such review; the anticipated benefits of transitioning away from using Corbin Wetcake to a bituminous proven performance coal as a feedstock for our GAC products; financial guidance for fiscal year 2026; the anticipated effects from fluctuations in the pricing of our AC products, including through expansion into higher-value end markets; expected supply and demand for our AC products and services, including our GAC products; the seasonal impact on our customers and their demand for our products; the future profitability and sustainability of our PAC business; our ability to fund our business over the next twelve months; our ability to access new markets for our feedstocks and other products, including renewable natural gas, asphalt, purified coal, rare earth minerals and synthetic graphite markets; any future plant development projects, including incremental growth alternatives, such as adding reactivation or acid washing capacity, and those that may be necessary to remediate design flaws in our GAC Facility, and our ability to finance any such projects; the effectiveness of our technologies and products and the benefits they provide; probability of any loss occurring with respect to certain guarantees made by Tinuum Group; the timing and amounts of or changes in future revenue, funding for our business and projects, margins, expenses, earnings, tax rates, cash flows, working capital, liquidity and other financial and accounting measures; the performance of obligations secured by our surety bonds; the amount, use and timing of future capital expenditures needed to fund our business plan and total anticipated capital expenditures for the current fiscal year; the adoption and scope of regulations to control certain chemicals in drinking water and other environmental concerns and the impact of such regulations on our customers' and our businesses, including any increase or decrease in demand and sales of our AC products resulting from such regulations; our near-term priorities and objectives and our long-term outlook regarding the growth of our business; and the impact of prices of competing power generation sources such as natural gas and renewable energy on demand for our products. These forward-looking statements included in this press release involve risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, the timing and scope of new and pending regulations and any legal challenges to or extensions of compliance dates of them; the U.S. government’s failure to promulgate new regulations or enforce existing regulations that benefit our business; changes in laws and regulations, accounting rules, prices, economic conditions and market demand; availability, cost of and demand for alternative energy sources and other technologies and their impact on coal-fired power generation in the U.S.; technical, start up and operational difficulties; competition within the industries in which the Company operates; risks associated with our debt financing; our inability to effectively and efficiently commercialize new products, including our GAC products; our inability to effectively identify solutions to the design flaws in GAC Facility at our Red River Plant or execute on any remedial measures or modifications thereto; disruptions at any of our facilities, including by natural disasters or extreme weather; risks related to our information technology systems, including the risk of cyberattacks on our networks; failure to protect our intellectual property from infringement or claims that we have infringed on the intellectual property of others; our inability to obtain future financing or financing on terms that are favorable to us; our inability to ramp up our operations to effectively address recent and expected growth in our business; loss of key personnel; ongoing effects of the inflation and macroeconomic uncertainty, including from increased domestic and international tariffs and armed conflicts around the world, and such uncertainty's effect on market demand and input costs; availability of materials and equipment for our business; intellectual property infringement claims from third parties; the impacts of any current or future write-downs or write-offs, restructuring, impairment or other charges; our failure to realize the anticipated benefits of acquisitions, joint ventures, and divestitures we may engage in; pending litigation; factors relating to our business strategy, goals and expectations, including our ability to execute on our GAC business plan; our ability to maintain relationships with customers, suppliers and others with whom the Company does business and meet supply requirements; our results of operations and business generally; risks related to diverting management's attention from our ongoing business operations; costs related to the ongoing manufacturing of our products, including costs necessary to resume GAC production; opportunities for additional sales of our AC products and end-market diversification, including for our Corbin Wetcake; the rate of coal-fired power generation in the U.S.; the timing and cost of any future capital expenditures and the resultant impact to our liquidity and cash flows; and the other risk factors described in our filings with the SEC, including those described in Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2025. You are cautioned not to place undue reliance on the forward-looking statements and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this press release. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise. The forward-looking statements speak only as to the date of this press release, and we disclaim any duty to update such statements unless required by law.
Source: Arq, Inc.

Investor Contact:
Anthony Nathan, Arq
Marc Silverberg, ICR
investors@arq.com

TABLE 1
Arq, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
(in thousands, except share data)	March 31, 2026	December 31, 2025
ASSETS
Current assets:
Cash	$4,672	$6,573
Receivables, net	15,952	14,980
Inventories, net	19,913	15,895
Prepaid expenses and other current assets	5,513	6,404
Total current assets	46,050	43,852
Restricted cash, long-term	11,184	8,467
Property, plant and equipment, net of accumulated depreciation of $31,289 and $28,375, respectively	141,061	143,154
Other long-term assets, net	33,840	35,107
Total Assets	$232,135	$230,580
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$17,107	$15,269
Revolving credit facility	20,908	18,950
Current portion of long-term debt obligations	1,075	1,063
Other current liabilities	5,988	7,015
Total current liabilities	45,078	42,297
Long-term debt obligations, net of current portion	8,194	8,452
Other long-term liabilities	11,051	11,868
Total Liabilities	64,323	62,617
Commitments and contingencies
Stockholders’ equity:
Preferred stock: par value of $0.001 per share, 50,000,000 shares authorized, none issued or outstanding	—	—
Common stock: par value of $0.001 per share, 100,000,000 shares authorized, 47,494,404 and 47,348,394 shares issued, and 42,876,258 and 42,730,248 shares outstanding at March 31, 2026 and December 31, 2025, respectively	47	47
Treasury stock, at cost: 4,618,146 and 4,618,146 shares as of March 31, 2026 and December 31, 2025, respectively	(47,692)	(47,692)
Additional paid-in capital	202,475	201,784
Retained earnings	12,982	13,824
Total Stockholders’ Equity	167,812	167,963
Total Liabilities and Stockholders’ Equity	$232,135	$230,580

TABLE 2
Arq, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
(in thousands, except per share data)	2026	2025
Revenue	$29,053	$27,247

Cost of revenue, exclusive of depreciation and amortization	19,114	17,332

Operating expenses:
Selling, general and administrative	7,369	6,053
Research and development	982	874
Depreciation, amortization, depletion and accretion	2,570	2,181
Loss on sale of assets	—	145
Total operating expenses	10,921	9,253
Operating (loss) income	(982)	662
Other income (expense):
Interest expense	(705)	(724)
Other income	845	265
Total other income (expense)	140	(459)
(Loss) income before income taxes	(842)	203
Income tax expense	—	—
Net (loss) income	$(842)	$203
(Loss) income per common share:
Basic	$(0.02)	$—
Diluted	$(0.02)	$—
Weighted-average number of common shares outstanding:
Basic	41,732	41,322
Diluted	41,732	42,530

TABLE 3
Arq, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(in thousands)	2026	2025
Cash flows from operating activities
Net (loss) income	$(842)	$203
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation, amortization, depletion and accretion	2,570	2,181
Stock-based compensation expense	891	736
Operating lease expense	686	541
Amortization of debt discount and debt issuance costs	98	6
Loss on sale of long-term assets, net	—	145
Other non-cash items, net	(73)	(157)
Changes in operating assets and liabilities:
Receivables	(972)	(492)
Prepaid expenses and other assets	798	(113)
Inventories	(3,332)	(2,338)
Other long-term assets, net	501	(1,801)
Accounts payable and accrued expenses	1,726	(4,494)
Other current liabilities	(1,122)	(907)
Operating lease liabilities	(776)	826
Other long-term liabilities	(89)	(139)
Net cash provided by (used in) operating activities	64	(5,803)
Cash flows from investing activities
Acquisition of property, plant, equipment and intangible assets, net	(740)	(3,710)
Acquisition of mine development costs	(92)	(43)
Distributions from equity method investee in excess of cumulative earnings	78	155
Net cash used in investing activities	(754)	(3,598)
Cash flows from financing activities
Borrowings on revolving credit facility	32,439	30,700
Repayments of revolving credit facility	(30,481)	(28,344)
Repurchase of common stock to satisfy tax withholdings	(200)	(42)
Principal payments on notes payable	(196)	(144)
Principal payments on finance lease obligations	(56)	(201)
Net cash provided by financing activities	1,506	1,969
Increase (decrease) in Cash and Restricted Cash	816	(7,432)
Cash and Restricted Cash, beginning of period	15,040	22,235
Cash and Restricted Cash, end of period	$15,856	$14,803
Supplemental disclosure of non-cash investing and financing activities:
Change in accrued purchases for property and equipment	$112	$959

Note on Non-GAAP Financial Measures
To supplement our financial information presented in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP"), we provide certain supplemental financial measures, including EBITDA and Adjusted EBITDA, which are measurements that are not calculated in accordance with U.S. GAAP. EBITDA is defined as earnings before interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA reduced by non-cash gains, increased by share-based compensation expense, other non-cash losses and non-recurring costs and fees. EBITDA and Adjusted EBITDA should be considered in addition to, and not as a substitute for, net (loss) income in accordance with U.S. GAAP as a measure of performance. See below for a reconciliation from net (loss) income, the nearest U.S. GAAP financial measure, to EBITDA and Adjusted EBITDA.
We believe that the EBITDA and Adjusted EBITDA measures are less susceptible to variances that affect our operating performance. We include these non-GAAP measures because management uses them in the evaluation of our operating performance, and believe they help to facilitate comparison of operating results between periods. We believe the non-GAAP measures provide useful information to both management and users of the financial statements by excluding certain expenses, gains, and losses which can vary widely across different industries or among companies within the same industry and may not be indicative of core operating results and business outlook.
EBITDA and Adjusted EBITDA:
The following table reconciles net (loss) income, our most directly comparable as-reported financial measure calculated in accordance with U.S. GAAP, to EBITDA and Adjusted EBITDA.

TABLE 4
Arq, Inc. and Subsidiaries
Reconciliation of Net (Loss) Income to Adjusted EBITDA
(Unaudited)

	Three Months Ended March 31,
(in thousands)	2026	2025
Net (loss) income	$(842)	$203
Depreciation, amortization, depletion and accretion	2,570	2,181
Amortization of Upfront Customer Consideration	180	127
Interest expense, net	(55)	671
Income tax expense	—	—
EBITDA	$1,853	$3,182
Share-based compensation	891	736
Loss on sale of assets	—	145
Adjusted EBITDA	$2,744	$4,063